                                                              EXHIBIT 10.43


                        AMENDED AND RESTATED AGREEMENT

                  AMENDED AND RESTATED AGREEMENT, dated as of December 22, 1997, by and among Richard Suter, Klaus-Dirk Sippel and Cornelis Holthuizen (the "Stockholders"), IAT AG, a corporation organized under the laws of Switzerland ("IAT AG") and IAT Multimedia, Inc., a corporation organized under the laws of Delaware ("Multimedia").

                              W I T N E S S E T H

                  WHEREAS, the Stockholders own shares of the Common Stock, par value $.01 per share (the "Common Stock") of Multimedia;

                  WHEREAS, the Stockholders have guaranteed (the "Guarantee") certain indebtedness of IAT AG to Swiss Bank Corporation in the amount of 1,900,000 Swiss Francs (the "Indebtedness");

                  WHEREAS, Multimedia is repaying such Indebtedness amounting to 1,341,449.82 Swiss Francs as of October 30, 1997 on behalf of IAT AG and Swiss Bank Corporation has assigned the Guarantee to Multimedia effective upon full repayment of the Indebtedness to Swiss Bank Corporation; and

                  WHEREAS, the Stockholders wish to pledge the proceeds of the sale of an aggregate of 120,000 shares of their Common Stock to Multimedia in satisfaction of their obligations under the Guarantee.

                  NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the undersigned hereby agree as follows:

         SECTION 1. Each of the Stockholders hereby agrees (i) to execute an agreement with respect to the opening of an account in the Stockholder's name (the "Accounts") at Royce Investment Group ("Royce"), (ii) to deliver promptly the stock certificates representing 50,000 shares of Common Stock in the case of each of Messrs. Sippel and Suter and 20,000 shares of Common Stock in the case of Mr. Holthuizen (collectively, the "Shares") for deposit in the Accounts, and (iii) to individually give instruction to Royce to sell, transfer or otherwise transfer such Shares on their behalf as promptly as possible subject to (i) the Lock-up Agreements dated as of December 22, 1997 between each of the Stockholders and Royce, (ii) the Stockholders' Agreement dated as of February 27, 1997, and (iii) any applicable laws. Any proceeds from the sale, transfer or other disposition of such Shares will secure their performance under the Guarantee of the Indebtedness, up to a maximum of 1,375,000 Swiss Francs. Upon compliance with the provision of this Section 1, Multimedia agrees to release the Stockholders from their obligations under the Guarantee (to the extent that such obligations have been assigned to Multimedia) and undertakes to deliver the original documents evidencing the Guarantee upon receipt from Swiss Bank Corporation.

         SECTION 2. In addition, the Stockholders hereby agree not to form a "group" as such term is defined in Section 13 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         SECTION 3. This Agreement will terminate upon the receipt by Multimedia of a total of 1,375,000 Swiss Francs in net proceeds from the sale, pledge, transfer or other disposition of the Shares. Upon termination, any remaining Shares and any proceeds from the sale of Shares in excess of the amounts required in the preceeding sentence shall be released from this Agreement and be delivered to the Stockholders.

         SECTION 4. The parties recognize that Multimedia would be irreparably harmed if the Stockholders do not perform their obligations under this Agreement and that the damages could be hard to determine. The Stockholders hereby, jointly and severally, agree to pay Multimedia the sum of 2,000,000 Swiss Francs in the aggregate if the Stockholders do not perform their obligations under this Agreement.

         SECTION 5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         SECTION 6. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         SECTION 7. This Agreement shall be governed by and construed under the laws of the State of New York, disregarding New York principles of conflicts of laws which would otherwise provide for the application of the substantive laws of another jurisdiction. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the State of New York. The parties waive any right they may have to assert the doctrine of forum non conveniens or to object to such venue, and hereby consent to court ordered relief.

         SECTION 8. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Vertical.

         SECTION 9. Any term of this Agreement may be amended only by the written consent of Vertical and the party or parties to be bound.

         SECTION 10. This effectiveness of this Agreement is subject to (i) the approval of Royce pursuant to the Lockup Agreements between each Stockholder and Royce and (ii) the approval of Vertical Financial Holdings Establishment ("Vertical") pursuant to the Stockholders' Agreement among Vertical, the Stockholders and certain other parties.

         SECTION 11. The Stockholders waive any claims they may have against IAT AG as a result of the Guarantee effective upon completion of this Agreement.
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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.

                                      IAT MULTIMEDIA, INC.


                                      By: /s/ Viktor Vogt
                                         ----------------------------
                                         Name:    Viktor Vogt
                                         Title:   Co-Chairman


                                      IAT AG


                                      By: /s/ Viktor Vogt
                                         ----------------------------
                                         Name:    Viktor Vogt
                                         Title:   Co-Chairman


                                      /s/ Richard Suter
                                      -------------------------------
                                      RICHARD SUTER


                                      /s/ Klaus-Dirk Sippel
                                      -------------------------------
                                      KLAUS-DIRK SIPPEL


                                      /s/ Cornelis Holthuizen
                                      -------------------------------
                                      CORNELIS HOLTHUIZEN

AGREED TO:

VERTICAL FINANCIAL HOLDINGS ESTABLISHMENT

/s/ Jacob Agam
-----------------------
By: Jacob Agam
Name: Chairman